Exhibit 10.1
2021 BONUS PLAN

INTRODUCTION

The 2021 Bonus Plan (this “Bonus Plan” or “Plan”) is intended to retain Plan Participants and motivate them in their respective positions to achieve priority objectives at GenMark. The Bonus Plan is an annual plan with a single payout calculated according to Company performance levels achieved and individual performance.

DEFINITIONS

“Eligible Earnings” means (i) for employees in an exempt position, their annualized base salary at the end of the Performance Period while a Plan Participant; and (ii) for employees in non-exempt positions, their base hourly or salary wages annualized at the rate at the end of the Performance Period while a Plan Participant. Other payments and forms of compensation such as overtime are excluded from Eligible Earnings. Prorated consideration will be given for partial year employment situations and leaves of absence.

“Performance Period” means, as applicable, GenMark’s fiscal year from January 1, 2021 to December 31, 2021.

“Plan Participant” means an individual eligible to participate in this Plan (and, thus, to potentially receive bonus(es) under this Plan) if s/he satisfies each of the following conditions:

•Is a regular employee of the Company (temporary and contract personnel are not eligible) and begins employment with the Company prior to October 1, 2021;
•Is not a participant in any other GenMark bonus, incentive, variable or sales compensation plan;
•Is provided with notice of eligibility to participate in this Plan, including his/her target bonus percentage opportunity under this Plan which is based on his/her position at GenMark; and
•Remains employed by GenMark in a position eligible to participate in this Plan through both the Performance Period and through the date bonuses are paid to participants under this Plan.

Once an individual ceases to meet any of the above conditions, the employee ceases to be a Plan Participant and is not eligible to receive or keep any bonus under this Plan.

HOW THIS PLAN WORKS

This Plan is administered by the Compensation Committee of GenMark’s Board of Directors (the “Compensation Committee”), in its sole business judgment and discretion. The Compensation Committee intends to administer this Plan in accordance with the Performance Goals (as defined below), although it retains the legal right to full and absolute discretion and authority to administer the Plan differently, taking into account any other facts, factors and circumstances that may be relevant at the time bonus pool funding and bonus award determinations are made. Such other facts, factors and circumstances may prompt the Compensation Committee to administer this Plan differently than the Performance Goals may direct, although all of the factors covered by the Performance Goals below will be considered by the Compensation Committee in making bonus pool funding and bonus award determinations.

At the conclusion of the Performance Period, once the Company’s financial results are determined, a bonus pool may be released based on identified criteria. A bonus payout may be calculated based on GenMark’s performance as measured against Financial Goals, Product Development Goals, Organization Goals, Individual Goals, and/or such other goals as determined by the Compensation Committee, in each case as approved by the Compensation Committee during the first quarter of 2021 (collectively, the “Performance Goals”). Based on performance thresholds, payouts may occur between 0% and 150% of target. During the Performance Period, a Plan Participants’ job performance may be assessed by their respective supervisors. Payout calculations are reviewed and approved by the CEO and/or Board of Directors.

2021 BONUS PLAN

BONUS PAYMENTS

A Plan Participant’s actual bonus payout for the Performance Period will be determined based on his/her target bonus percentage, his/her Eligible Earnings for the Performance Period, and prorated as applicable for any partial year employment. The Compensation Committee will approve the bonus payouts based on Company results achieved, and has the sole business judgment and discretion to make any adjustments to the bonus payout amounts and form of payment.

MISCELLANEOUS

1. Bonus Payments. All bonus payments will be subject to tax and other legally required withholdings and deductions, as well as those authorized by the Plan Participant under established Company plans. Bonus payments will be made in the Plan Participant’s local currency and as soon as administratively practicable following conclusion of the Performance Period, after GenMark’s financials are completed (and, as necessary, audited), but in no event later than 75 days following the end of the Performance Period.

Absent any errors or mistakes by GenMark with respect to data, calculations and eligibility determinations resulting in a bonus payment under this Plan, bonuses paid under this Plan are earned when received by the Plan Participant. In the event of any such errors or mistakes by GenMark, a Plan Participant or former Plan Participant will not have earned the bonus and must repay any bonus amount received due to such error or mistake.

2. Plan Administration. This Plan is discretionary. No employee or Plan Participant is entitled to receive any bonus under this Plan regardless of GenMark’s financial performance, bonus funding, Plan Participant performance or bonus recommendation under the Performance Goals set forth herein or otherwise. This Plan is administered by the Compensation Committee, which, along with the Board of Directors, has the sole authority and discretion to interpret, make exceptions to, make determinations under, change and terminate this Plan at any time in its sole business judgment and discretion. Moreover, nothing about this Plan is intended to be, nor shall be construed as, an employment contract between GenMark and any employee or Plan Participant for employment or continued employment for any period, or in any GenMark position.

3. Governing Law.
The Plan shall be construed and interpreted in accordance with the laws of the state of California (but not its conflict of laws provisions) and, to the extent required by local law, the laws of the jurisdiction in which the Plan Participant is or was employed by the Company during the period of eligibility to participate in the Plan.